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                                                           Exhibit 11

MONRO MUFFLER BRAKE, INC.
STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
(UNAUDITED)


Earnings per share for each period was computed by dividing net income for such period by the weighted average number of shares of Common Stock and common stock equivalents outstanding during such period. All share data has been restated to reflect the 5% stock dividend paid June 18, 1998. (See Note 1).

                                                                                 QUARTER ENDED
                                                                                    JUNE 30,
                                                                           1998                 1997
                                                                           ----                 ----
                                                                             (DOLLARS IN THOUSANDS,
                                                                             EXCEPT PER SHARE DATA)
DILUTED
-------
EARNINGS

Net income available to common shares                                    $  3,857             $  3,417
                                                                     =============         ============


SHARES

Weighted average number of common shares                                    8,306                8,242

Assuming conversion of Class C Convertible
  Preferred Stock                                                             636                  636

Dilutive effect of outstanding options                                         97                  159
                                                                     -------------         ------------

Total common and common equivalent shares                                   9,039                9,037
                                                                     =============         ============


DILUTED EARNINGS PER SHARE                                               $    .43             $    .38
                                                                     =============         ============

BASIC
-----
EARNINGS

Net income available to common shares                                      $3,857               $3,417
                                                                     =============         ============

SHARES

Weighted average number of common shares                                    8,306                8,242
                                                                     =============         ============

BASIC EARNINGS PER SHARE                                                 $    .46             $    .41
                                                                     =============         ============


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